Exhibit 99.1

Saga Communications, Inc.

Announces the Appointment of New President/CEO and Senior Vice President/Operations

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – November 16, 2022 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today announced the confirmation of Christopher Forgy as the Company’s President and Chief Executive Officer (“CEO”) effective December 7, 2022.  He will lead the company in continuing the strategy to acquire, develop and operate radio stations in unique markets where Saga can impact and connect with the communities where we operate as Ed Christian directed since founding the Company in 1986.  Chris has served as Saga’s Senior Vice President/Operations since 2018.

Chris Forgy stated “I am honored, humbled, excited and ready to begin my new role as only the second President and CEO Saga has ever known.  We have an elite group of leaders and staff.  I have often said you don’t have to be on all the time, only when it’s time.  The time is right now for all of us to step up and shine for our customers, our listeners, our employees and our shareholders.  As we embark on this ongoing adventure that is Saga, I would like to thank Warren Lada and the Saga Board of Directors for this opportunity.”

Also announced today is the promotion of Wayne Leland from President and General Manager of the Company’s radio stations in Norfolk, VA to Senior Vice President/Operations for Saga effective January 3, 2023.  Wayne commented “To become the new Senior Vice President/Operations for Saga is a dream come true.  I look forward to working with Chris, our corporate staff, our market managers and all of Saga’s staff to continue Saga’s journey into the future”.

Warren Lada, Interim President and CEO, said “Chris Forgy stood out from all the others considered for the President and CEO role.  His leadership will provide an opportunity to bring new ideas and change to Saga.  Saga’s core values, performance standards and culture will remain as the foundation to our success. Also, promoting Saga veteran Wayne Leland provides a smooth transition and an opportunity to explore and implement strategic operational changes to enhance Saga’s ongoing performance.”

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general, and the ongoing economic impact of the COVID-19 pandemic as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties.  Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 35 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.